                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         GENERAL DYNAMICS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                         GENARAL DYANMICS CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------







- ---------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                         NOTICE OF
                                                      ANNUAL MEETING
                                                            AND
                                                      PROXY STATEMENT
                                                           1994

                                                  [GENERAL DYNAMICS LOGO]

GENERAL DYNAMICS CORPORATION
3190 Fairview Park Drive, Falls Church, Virginia 22042-4523

                                                                  March 30, 1994

TO OUR SHAREHOLDERS:

     You are cordially invited to the 1994 Annual Meeting of Shareholders to be held at the McGraw-Hill Building, 1221 Avenue of the Americas, New York, New York 10020, on Wednesday, May 4, 1994, beginning at 9:00 a.m. The principal items of business at the meeting will be the election of Directors and the selection of independent auditors for the coming year. In addition, two shareholder proposals may be presented.
     I am pleased to report that the task of turning around General Dynamics--which began when I became Chairman in January, 1991--was essentially completed as we entered 1994. Over the past three years, operating and financial performances have been rebuilt and the Company has been reshaped to better meet the demands of a rapidly contracting defense marketplace. Each of the major businesses under our stewardship in 1991 is better positioned today for the post-Cold War era, either with General Dynamics or with other companies. Further, as we rebuilt and reshaped our Company for the future, we have delivered a remarkable 553% total return to shareholders since January 1, 1991. Without question, the shareholder-value oriented management incentive program adopted by our Board and overwhelmingly approved by shareholders in 1991 has been extraordinarily effective.
     The successful turnaround of General Dynamics has created a new Company, with a core of profitable continuing operations and impressive financial capacity to take advantage of future opportunities. Today's General Dynamics is solidly positioned to continue generating superior returns to shareholders. Chief Executive Officer Jim Mellor and I examine in more detail the new General Dynamics, beginning on page 2 of the Shareholder Report which accompanies this Proxy Statement.
     With the turnaround of the Company completed, our 1994 Annual Meeting is an appropriate time to also complete the management transition initiated at our 1993 Annual Meeting. Last year, when I retired as an employee of the Company, at my recommendation the Board transferred my duties as chief executive officer to our President Jim Mellor. Our Company's strong performance over the past year has clearly demonstrated Jim's exceptional leadership skills. Accordingly, the Board has accepted my further recommendation that we complete the transfer of duties by electing Jim Chairman at this year's Annual Meeting. At that time, I will step down from the Board in keeping with the spirit of the recent amendments to the corporate by-laws which limit the Board membership of a former employee chairman to a one-year transitional period following his retirement as an employee. Similarly, our Vice Chairman Harvey Kapnick, who also retired as an employee last year, will not stand for re-election to the Board this year. Harvey's role in overseeing business development and financial strategy has been transferred to Executive Vice President Nick Chabraja based on Nick's exceptional performance as a corporate officer over the past year, as well as his history of prior service to General Dynamics as outside counsel. Accordingly, Nick is standing for election as a director at this year's Annual Meeting. Finally, as indicated at last year's Annual Meeting, the size of the Board is being reduced this year to better reflect the smaller size of the new General Dynamics. The nine nominees standing for election this year are presented beginning on page 3 of this Proxy Statement. They are highly qualified, and fully dedicated to enhancing the value of our shares.
     The remarkable turnaround at General Dynamics during the past three years is a source of deep personal gratification for me. I am equally pleased that, going forward, the Company has a strong and enduring business core, extraordinary financial capacity, and a skilled and highly motivated management team dedicated to delivering additional value to shareholders. I want to thank you for your unwavering support as we implemented a strategy which has successfully restored operating and financial performances at General Dynamics, appropriately reshaped our Company for the post-Cold War era, and generated superior returns for our shareholders.
     It is important that your shares be represented at the meeting. Please give careful consideration to the matters to be voted upon, complete and sign the accompanying Proxy, and return it promptly in the envelope provided.
     If you plan to attend the meeting, kindly so indicate in the space provided on the Proxy. An admission card will be sent to you.

                                   Sincerely yours,

                                   /S/ WILLIAM A. ANDERS
                                   ----------------------------------
                                   William A. Anders

                                   Chairman of the Board of Directors

GENERAL DYNAMICS CORPORATION
3190 Fairview Park Drive, Falls Church, Virginia 22042-4523

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, MAY 4, 1994

    The Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation (the "Company"), will be held at the offices of McGraw-Hill, 1221 Avenue of the Americas, New York, New York 10020, on Wednesday, May 4, 1994, at 9:00 a.m., for the following purposes:

        1. To elect Directors to hold office for one year, until their respective successors shall have been elected and shall have qualified or as otherwise provided in the By-Laws of the Company, all as more fully described in the accompanying Proxy Statement.

        2. To consider and act upon a proposal to select Arthur Andersen & Co. as independent auditors to audit the books, records, and accounts of the Company for 1994.

        3. To consider and act upon the shareholder proposals set forth on pages 27 to 30 of the accompanying Proxy Statement, if they are properly presented at the meeting.

        4. To transact all other business that may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 11, 1994, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

    A copy of the 1993 Shareholder Report of the Company is being mailed with this Notice of Annual Meeting and Proxy Statement to shareholders of record on March 11, 1994.

    It is important that your shares be represented and voted at the meeting. You should, therefore, complete, sign, and return your Proxy at your earliest convenience.

                                             By Order of the Board of Directors,

Falls Church, Virginia, March 30, 1994                E. Alan Klobasa, Secretary

                                PROXY STATEMENT

                                                                  March 30, 1994

    The accompanying Proxy (the "Proxy") is solicited on behalf of the Board of Directors of GENERAL DYNAMICS CORPORATION, a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at 9:00 a.m. on Wednesday, May 4, 1994 (the "Annual Meeting"). Any duly executed Proxy may be revoked at any time before it is voted at the meeting at the option of the person or persons executing it by giving written notice to the Secretary of the Company, by delivering to the Company another duly executed Proxy dated after the date of the Proxy being revoked, or by voting in person at the Annual Meeting.

    After giving effect to the Stock Split (described below), at the close of business on March 11, 1994, the record date (the "Record Date") for the Annual Meeting, the Company had outstanding and entitled to vote 63,340,390 shares of its Common Stock, par value $1 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on each matter properly presented for action at the Annual Meeting.

    On March 4, 1994, the Company declared a two-for-one stock split (the "Stock Split") of its Common Stock, payable on April 11, 1994, in the form of a 100% stock dividend to shareholders of record at the close of business on March 21, 1994. All share amounts and per share prices with respect to the Common Stock in this Proxy Statement have been adjusted to reflect the Stock Split.

    This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders to be held May 4, 1994, and the Proxy are being forwarded to shareholders on or about March 30, 1994.

    The address of the Company's principal executive offices is 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523, and the telephone number is (703) 876-3000.

                             PRINCIPAL SHAREHOLDERS

    On July 23, 1992, Warren E. Buffett ("Buffett"), Berkshire Hathaway Inc. ("Berkshire"), National Indemnity Company ("NIC") and National Fire and Marine Insurance Company ("NFMIC"), together as a group (the "Buffett Group"), filed a
Schedule 13G with the Securities and Exchange Commission disclosing that the members of the Buffett Group were the beneficial owners of over 10% of the Common Stock. The Buffett Group disclosed that they became the beneficial owners of more than 10% of the Common Stock as a result of the completion by the Company of its tender offer on July 8, 1992. The address of Buffett and Berkshire is 1440 Kiewit Plaza, Omaha, Nebraska 68131. The address of NIC and NFMIC is 3024 Harney Street, Omaha, Nebraska 68131.

    The Buffett Group's Schedule 13G disclosed that, as of July 22, 1992, the Buffett Group were the beneficial owners of 8,700,000 shares of the Common Stock of the Company, constituting on the Record Date approximately 13.7% of the Common Stock outstanding and entitled to vote. According to the Schedule 13G, Buffett and Berkshire each were the beneficial owners of 8,700,000 shares of the Common Stock, with "shared voting power" and "shared dispositive power." Of the 8,700,000 shares of Common Stock held by the Buffett Group, the Schedule 13G disclosed that NIC held 7,944,000 shares, constituting on the Record Date 12.5% of the Common Stock outstanding and entitled to vote with "shared voting power" and "shared dispositive power" and NFMIC held 755,600 shares, constituting on the Record Date 1.2% of the Common Stock outstanding and entitled to vote with "shared voting power" and "shared dispositive power."

    The Board of Directors of the Company has accepted an agreement by the Buffett Group pursuant to which the Buffett Group granted to the Secretary of the Company a Proxy covering all voting securities of the Company owned by the Buffett Group and agreed not to dispose of such voting securities to any person who is the beneficial owner of 5% or more of the voting securities of the Company or any other person seeking a change in control of the Company. The Proxy is exercisable as long as Mr. Anders remains Chairman of the Board of Directors of the Company.

    Although no other person or group owned beneficially more than 5% of the Common Stock outstanding on the Record Date, a number of persons acting together, including Lester Crown and his son, James S. Crown, Charles H. Goodman, members of their families, relatives, certain family partnerships, trusts associated with the Crown and Goodman families, and other entities, were the beneficial owners, as of August 25, 1992, of an aggregate of 8,268,362 shares of Common Stock, constituting on the Record Date approximately 13.1% of the Common Stock outstanding and entitled to vote. A Schedule 13D, as last amended by a filing on August 25, 1992, relating to the ownership of shares of Common Stock by these persons and entities, has been filed with the Securities and Exchange Commission by Mr. Gerald Ratner, as attorney and agent, 222 North LaSalle Street, Chicago, Illinois 60601. These persons and entities, including Mr. Lester Crown, Mr. James Crown and Mr. Goodman, disclaim that they are a group for purposes of Section 13(d) of the Securities Exchange Act of 1934 or otherwise, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity filing the Schedule 13D.

    In addition, on the Record Date, The Northern Trust Company, the trustee of the Salaried Savings Plan and the Hourly Savings Plan, held of record 6,220,572 shares of Common Stock for the account of participants in these plans, or 9.8% of the shares of Common Stock outstanding and entitled to vote on the Record Date for the Annual Meeting. The Northern Trust Company has expressly disclaimed beneficial ownership of these shares.

                             ELECTION OF DIRECTORS

    As described in the Company's 1993 Proxy Statement, over the past year the Board of Directors has considered changes in the composition of the Board in order to further enhance management's accountability to the Board and the Board's accountability to the shareholders. Based on these principles the Board has decided that the size of the Board be reduced to nine of the current members. The six Directors named below will not stand for re-election.

    With the turnaround of the Company now accomplished, Messrs. Anders and Kapnick will not stand for re-election, as they complete the transition which began with their retirement last year as employees of the Company. Moreover, because they are now past the Company's mandatory retirement age of 75, Messrs. Ayers and Stein will not stand for re-election. Messrs. Lewis and Pace will not stand for re-election consistent with the Company's policy, as expressed in the 1993 Proxy Statement, that former chairmen not serve as directors for a period longer than one year following their retirement as employees of the Company. All of the remaining Directors of the Company will stand for re-election.

    On March 4, 1994, the Board of Directors elected Nicholas D. Chabraja to the office of Executive Vice President of the Company, promoting him from Senior Vice President and General Counsel. In view of Mr. Chabraja's increased responsibilities at the Company, Mr. Chabraja was also elected to the Board of Directors.

    As a result of the various changes in the Board of Directors discussed above, a Board of nine Directors is to be elected at the Annual Meeting. All Directors will hold office until the next Annual Meeting and until their respective successors are elected and qualified or as otherwise provided in the By-Laws of the Company.

    Each Proxy executed and returned by a shareholder will be voted for the election of the nominees for Director listed below, unless otherwise indicated on the Proxy. In the event that any nominee withdraws or for any reason is not able to serve as a Director, all Proxies received will be voted for the remainder of those nominated and for any replacement nominee designated by the Executive and Nominating Committee of the Board of Directors.

                   NAME, AGE, YEAR FIRST ELECTED A DIRECTOR,
              PRINCIPAL OCCUPATION -- CURRENT AND LAST FIVE YEARS
                            AND OTHER DIRECTORSHIPS
- --------------------------------------------------------------------------------

FRANK C. CARLUCCI, 63, Director since 1991.
  Chairman since February, 1993 and Vice Chairman from January, 1989 to February, 1993 of The Carlyle Group (merchant bankers). U.S. Secretary of Defense from 1987 to 1989. Assistant to the President for National Security Affairs from 1986 to 1987. U.S. Ambassador to Portugal from 1975 to 1978. Director of Ashland Oil, Inc., Bell Atlantic Corporation, CB Commercial Real Estate Group, Inc., Kaman Corporation, Neurogen Corp. (Chairman), Northern Telecom Limited, Quaker Oats Company, SunResorts Ltd. N.V., The Upjohn Company, and Westinghouse Electric Corporation.

NICHOLAS D. CHABRAJA, 51, Director since March 4, 1994.
  Executive Vice President of the Company since March 4, 1994, and Senior Vice President and General Counsel from January 1, 1993, to March 4, 1994. Partner at the law firm of Jenner & Block since 1975 and Senior Partner since 1986.

WILLIAM J. CROWE, JR., 69, Director since 1992.
  Retired Admiral, U.S. Navy. Chairman of the Joint Chiefs of Staff from 1985 to 1989. Chairman, President's Foreign Intelligence Advisory Board since February, 1993. Director of Merrill Lynch & Co., Inc., Pfizer, Inc., Norfolk Southern Corporation and Texaco Inc.

JAMES S. CROWN, 40, Director since 1987.
  General Partner of Henry Crown and Company (Not Incorporated) (diversified investments) since 1985. Director of First Chicago Corporation and PEC Israel Economic Corporation.

                   NAME, AGE, YEAR FIRST ELECTED A DIRECTOR,
              PRINCIPAL OCCUPATION -- CURRENT AND LAST FIVE YEARS
                            AND OTHER DIRECTORSHIPS
- --------------------------------------------------------------------------------
LESTER CROWN, 68, Director since 1974.
  Executive Vice President of the Company from 1976 to 1993. Chairman of
  Material Service Corporation (aggregates, ready mix concrete and concrete pipe, coal and lime) since 1983. Director of Maytag Corporation.

CHARLES H. GOODMAN, 60, Director since 1991.
  Vice President of Henry Crown and Company (diversified investments) since 1987 and Vice President of CC Industries, Inc. (real estate, diversified manufacturing, and cellular telephone systems) since 1973.

JAMES R. MELLOR, 63, Director since 1981.
  President and Chief Executive Officer of the Company since May 5, 1993. President and Chief Operating Officer of the Company from January 1, 1991 to May 5, 1993. Executive Vice President--Marine, Land Systems and International of the Company from 1983 to 1990. President and Chief Operating Officer of AM International Inc. (graphics) from 1977 to 1983. Executive Vice President of Litton Industries, Inc. (navigation and communications systems and products) from 1973 to 1977. Director of Bergen Brunswig Corporation, Computer Sciences Corporation and Kerr Group, Inc.

ALLEN E. PUCKETT, 74, Director since 1987.
  Chairman Emeritus of Hughes Aircraft Company (defense and communications systems and equipment) since April 1987. Director of Logicon, Inc. and Lone Star Industries, Inc.

BERNARD W. ROGERS, 72, Director since 1987.
  Retired General, U.S. Army. Supreme Allied
  Commander-Europe/Commander-in-Chief, U.S. European Command from 1979 to 1987. Chief of Staff of the U.S. Army from 1976 to 1979. Senior Consultant to The Coca-Cola Company (beverages) since 1987. Director of Kemper National Insurance Companies and Thomas Industries Inc.

    Mr. Crowe has been nominated to the position of Ambassador to the United Kingdom of Great Britain and Northern Ireland. In the event Mr. Crowe is appointed to this position prior to the date of the Annual Meeting, he will withdraw his nomination to serve as a Director, and the size of the Board of Directors will be decreased to eight directors. In such a case, the Executive and Nominating Committee of the Board of Directors will consider increasing the size of the Board of Directors by one member and appointing an additional member to the Board of Directors after the Annual Meeting of Shareholders. Messrs. Puckett and Rogers will remain on the Board of Directors for the next year to provide continuity of membership and expertise in the space and armored vehicles businesses of the Company.

    The following table shows the total number of shares of Common Stock of the Company (as adjusted for the Stock Split) beneficially owned on December 31, 1993, by (i) all Directors, the Chief Executive Officer, the next four most highly compensated executive officers, and another executive officer of the Company, and (ii) all Directors and executive officers as a group.

                                                                     COMMON STOCK
                                                               BENEFICIALLY OWNED(a)(b)
                                                              --------------------------------
                                                                SHARES           PERCENT
                         NAME                                   OWNED            OF CLASS
- ----------------------------------------------------------------------------------------------
WILLIAM A. ANDERS                                                727,100(c)        1.15%
THOMAS G. AYERS                                                      600(d)        (e)
NICHOLAS D. CHABRAJA                                              44,900           (e)
FRANK C. CARLUCCI                                                  2,100(f)        (e)
WILLIAM J. CROWE, JR.                                                400(g)        (e)
JAMES S. CROWN                                                 3,278,482(h)        5.18%
LESTER CROWN                                                   6,717,476(i)       10.61%
JAMES J. CUNNANE                                                 269,764            .43%
CHARLES H. GOODMAN                                             6,006,386(j)        9.48%
HARVEY KAPNICK                                                   408,808(k)         .65%
DAVID S. LEWIS                                                    65,000(l)        (e)
JAMES R. MELLOR                                                  564,590            .89%
STANLEY C. PACE                                                   50,462           (e)
ALLEN E. PUCKETT                                                   2,000           (e)
BERNARD W. ROGERS                                                    600(m)        (e)
ELLIOT H. STEIN                                                    5,000           (e)
ROGER E. TETRAULT                                                164,948            .26%
JAMES E. TURNER, JR.                                             278,848            .44%
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP               11,504,374(n)       18.16%

- --------------------------------------------------------------------------------

(a) Based on information furnished to the Company as to shares of stock beneficially owned by each Director and executive officer on January 31, 1994. Includes shares as of January 31, 1994, in the Savings and Stock Investment Plan of the Company voted by the Directors or other executive officers and also includes shares of Common Stock subject to resale restrictions, which restrictions have not expired.

(b)  Includes options exercisable within the next 60 days.

(c) Includes 20,000 shares owned by the Anders Foundation of which Mr. Anders is president and with respect to which he has sole investment and voting power.

(d) The shares beneficially owned by Mr. Ayers are held in a trust of which Mr. Ayers and his wife are co-trustees and with respect to which he has shared investment and voting power.

(e)  Less than .15%.

(f) The shares beneficially owned by Mr. Carlucci are held in joint tenancy with his wife with shared investment and voting power.

(g) The shares beneficially owned by Mr. Crowe are held in a trust with respect to which he has sole investment and voting power.

(h) Of the aggregate 8,268,362 shares of Common Stock held by the Crown and Goodman families as of February 14, 1994, Mr. James Crown is deemed to be the beneficial owner of 3,278,482 shares. Mr. James Crown has sole investment and voting power with respect to 2,396 shares and shared investment and voting power with respect to 3,276,086 shares. Of the 3,278,482 shares of Common Stock deemed to be beneficially owned by Mr. James Crown, he disclaims beneficial ownership as to 3,276,086 shares. In addition to the 3,278,482 shares he is deemed to beneficially own, Mr. James Crown has an economic interest in an additional 4,448,108 shares.

(i) Of the aggregate 8,268,362 shares of Common Stock held by the Crown and Goodman families as of February 14, 1994, Mr. Lester Crown is deemed to be the beneficial owner of 6,717,476 shares. Mr. Lester Crown has sole investment and voting power with respect to 370,240 shares and shared investment and voting power with respect to 6,347,236 shares. Of the 6,717,476 shares of Common Stock deemed to be beneficially owned by Mr. Lester Crown, he disclaims beneficial ownership as to 6,490,022 shares.

(j) Of the aggregate 8,268,362 shares of Common Stock held by the Crown and Goodman families as of February 14, 1994, Mr. Goodman is deemed to be the beneficial owner of 6,006,386 shares. Mr. Goodman has shared investment and voting power with respect to 1,899,128 shares. Of the 6,006,386 shares of Common Stock deemed to be beneficially owned by Mr. Goodman, he disclaims beneficial ownership as to all of the shares.

(k) Includes 51,208 shares owned by the Kapnick Foundation, of which Mr. Kapnick is president and with respect to which he has sole investment and voting power.

(l) Includes 41,620 shares held in a trust with respect to which Mr. Lewis has sole investment and voting power.

(m) The shares beneficially owned by Mr. Rogers are held in joint tenancy with his wife with shared investment and voting power.

(n) The shares shown as beneficially owned by Mr. Lester Crown, Mr. James Crown and Mr. Goodman have been consolidated for purposes of these totals in order to eliminate duplications.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

1993 BOARD MEETINGS

    During 1993, the Board of Directors of the Company held a total of 11 meetings. All incumbent Directors attended at least 75% of the meetings of the Board and of the Committees of the Board on which they served during the periods of service. As a group, incumbent Directors attended 95.6% of all Board and Committee meetings held in 1993.

BOARD COMMITTEES

    Members of the Committees of the Board of Directors were not employees of the Company with the exception of Mr. Mellor, who served as a member of the Executive and Nominating Committee, Mr. Lester Crown, who was an employee of the Company until April 30, 1993, and Messrs. Anders and Kapnick, who were employees of the Company until May 31, 1993.

    The Audit Committee consisted of Mr. Ayers, Chairman, Mr. Crowe, Mr. James Crown, Mr. Kapnick and Mr. Rogers, none of whom is an officer or employee of the Company, except for Mr. Kapnick, who was an employee until May 31, 1993. The Committee considers and advises the Board of Directors on the scope of the annual audit by the independent auditors for the Company, the annual financial statements, the opinion of the independent auditors, the Company's internal audit organization and procedures, and miscellaneous auditing matters. The Audit Committee also recommends the selection of the independent auditors and monitors audit fees and expenses, including fees incurred for non-audit services. The Audit Committee held eight meetings in 1993.

    The Benefit Plans Committee consisted of Mr. Lewis, Chairman, Mr. Goodman, Mr. Pace and Mr. Puckett. The Committee reviews and monitors the investment and safekeeping of the assets of all trusts established in connection with employee benefit plans of the Company and its subsidiaries. The Benefit Plans Committee held four meetings in 1993.

    The Compensation Committee consisted of Mr. Stein, Chairman, Mr. Ayers, Mr. Carlucci and Mr. Puckett, none of whom is eligible to participate in the Company's incentive compensation plans. The Committee establishes overall incentive compensation programs and policies for the Company. The Committee monitors the selection and performance, as well as reviews and approves the compensation, of key executives. The Compensation Committee held seven meetings in 1993.

    The Executive and Nominating Committee consisted of Mr. Lester Crown, Chairman, Mr. Anders, Mr. James Crown, Mr. Mellor, Mr. Rogers and Mr. Stein. The Committee acts on behalf of the Board between meetings of the Board, reviews candidates proposed for membership on the Board of Directors, and recommends the Director nominees proposed for election at the Annual Meeting of Shareholders or to fill vacancies between Annual Meetings of Shareholders. The Executive and Nominating Committee will consider qualified nominees recommended by shareholders. Shareholders who wish to suggest qualified nominees should write to the Secretary of the Company, 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523. The Executive and Nominating Committee held two meetings in 1993.

    The Committee on Corporate Responsibility consisted of Mr. Rogers, Chairman, Mr. Carlucci, Mr. Crowe, Mr. James Crown and Mr. Goodman. The Committee monitors the policies, practices, and programs of the Company as they relate to its corporate responsibilities to government and commercial customers, suppliers, employees, shareholders, and the communities in which the operations of the Company are located. The Committee on Corporate Responsibility held seven meetings in 1993.

    The Finance Committee consisted of Mr. Kapnick, Chairman, Mr. Ayers, Mr. James Crown and Mr. Stein. The Committee provides advice, analysis, and counsel to the Company regarding financing, dividend policy, stock purchases, and other matters having an impact on the financial condition or operations of the Company. The Finance Committee held five meetings in 1993.

DIRECTOR COMPENSATION

    The Company pays an annual retainer to its outside Directors of $35,000 per year. The Company also pays a fee of $2,000 for attendance at each meeting of the Board and $1,000 for attendance at each meeting of a Committee of the Board. In addition, Chairmen of Committees of the Board who are outside Directors are paid an additional annual retainer of $10,000. Directors who are employees of the Company are not paid for attendance at Board and Committee meetings. Directors are also reimbursed for travel expenses and for certain expenses in connection with special services rendered to the Company. In 1993, the outside Directors were paid an aggregate of $840,333 in retainers and fees and the Company paid an additional $20,400 for their special travel and accident insurance coverage. During 1993, and until the Annual Meeting, Mr. Anders, in his capacity as Chairman of the Board, received $100,000 per year in lieu of the retainer and meeting fees.

Mr. Mellor, upon becoming Chairman of the Board, will not receive any additional compensation in this respect.

    The Company's retirement plan for Directors provides that Directors are eligible for benefits if they have not been an employee of the Company and have served as a Director for at least five years, or if less than five years, retired at an age that is established by the Board of Directors as a mandatory retirement age for Directors. However, any Director who has been both an outside Director and an employee for different periods of time prior to April 1, 1993, is also eligible to receive benefits. Benefits are equal to the average of a Director's income, consisting of retainer and fees, for the three highest years. Benefits are paid for the life of the Director or ten years, whichever is longer. If a Director has been an outside Board member for more than ten years, the period of payment is the longer of the life of the Director or the number of years of outside Board membership. Unpaid portions of benefits may be paid, if elected by the Director, to the spouse or estate of a Director. Payments may be made in a lump sum if an appropriate election is made.

    Messrs. Ayers, Kapnick, Lewis, Pace and Stein will receive the benefits described above upon their retirements from the Board of Directors. Pursuant to the terms of his employment agreement with the Company, Mr. Anders will receive certain other benefits. See "Executive Compensation -- Retirement Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consisted of Mr. Stein, Chairman, Mr. Ayers, Mr. Carlucci and Mr. Puckett. The Company has engaged Mr. Carlucci to provide advice to the Company with respect to alternatives available for the resolution, by settlement or otherwise, of the dispute now in litigation by the Company and McDonnell Douglas Corporation against the United States arising out of the termination of the U.S. Navy's A-12 program to develop a new advanced jet fighter. Mr. Carlucci is paid a quarterly retainer of $20,000 and is reimbursed for expenses incurred on behalf of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee has furnished the following report on Executive Compensation.

    The Compensation Committee's policies applicable to the Company's executive officers for 1993 must be viewed in the context of the overall compensation strategy originally developed by the Board of Directors in early 1991 and reaffirmed by the Board of Directors in late 1993, when a new management team was being assembled and organized. That strategy is designed to attract and retain the management team and to provide them with appropriate incentives to continue the Company's fine performance in the face of a significant decline in defense spending. The objective is to provide appropriate incentives, including a substantial equity component, designed to enhance shareholder value. Thus, if the efforts of management and key employees result in significant improvement in shareholder value, management and key employees participating in the compensation plan will likewise be rewarded.

    In giving effect to this plan in late 1993, the Compensation Committee adopted a new equity incentive program (the "New Program") for 1994 and 1995 consisting of Performance Stock Options and Performance Restricted Stock. Awards of Performance Stock Options and Performance Restricted Stock were made in late 1993 in such amounts as were anticipated to be made in both 1994 and 1995. The Chief Executive Officer and the named individuals (excluding Messrs. Anders, Cunnane and Kapnick) received grants (in present value dollars) 67% of which were comprised of Performance Stock Options and 33% of which were comprised of Performance Restricted Stock, whereas all other persons eligible for incentive compensation received grants 50% of which were comprised of Performance Stock Options and 50% of which were comprised of Performance Restricted Stock.

    The Performance Stock Options were granted and are exercisable at $47 per share (the fair market value of the Common Stock on the date of grant). Fifty percent of the Performance Stock Options may be exercised on or after December 31, 1994, if and when the price of the Common Stock has attained and maintained $52.50 per share for 30 consecutive trading days anytime before or after December 31, 1994. The balance of Performance Stock Options may be exercised on or after December 31, 1995, if and when the price of the Common Stock has attained and maintained $60 per share for 30 consecutive trading days anytime before or after December 31, 1995. For accounting reasons, the Performance Stock Options are exercisable 30 days before the end of their five-year term, whether or not the price targets have been met.

    The Performance Restricted Stock has a feature which will increase or decrease the number of shares initially granted at twice the rate of the corresponding increase or decrease in the stock price from the date of grant to the end of each performance period. Fifty percent of the grant is earned on December 31, 1994, the end of the first performance period, and the balance is earned on December 31, 1995, the end of the second performance period. At the end of each performance period, the average price of Common Stock over the preceding 30 trading days (the "Average Price") will be compared to the price per share on the grant date. That difference will be multiplied by the number of shares of Performance Restricted Stock to be earned at the end of each performance period and the resulting product will be divided by the Average Price. The number of shares of Common Stock so determined will be added to (in the case of a higher Average Price) or subtracted from (in the case of a lower Average Price) the number of shares of Performance Restricted Stock to be earned at that time. Once the number of shares of Performance Restricted Stock has been adjusted, restrictions will continue to be imposed for a period of two years, at the end of which time all restrictions will lapse.

    The design of the New Program is targeted at achieving increased shareholder value for the Company in a contracting industry. Moreover, the mix of Performance Stock Options and Performance Restricted Stock is expected to further focus key officers on increasing shareholder value by creating additional risk and incentive for those individuals most involved in directing the business. The 50/50 weighing of the grants for the rest of management permits the Company to retain talented high potential employees by providing them with a larger percentage of Performance Restricted Stock which has lower risk and incentive features than the Performance Stock Options.

    The Company's compensation package also consists of a cash component of base salary and bonus. Target levels of compensation for senior officers are intended to be consistent with the compensation of senior officers of businesses in the Company's industry and in Fortune 500 companies of similar size. Market data for salary, bonus and long-term awards from several major compensation surveys provided to the Company by outside consultants is reviewed by the Compensation Committee prior to granting annual bonuses, salary increases and long-term awards. Each individual's performance is compared to goals and objectives established at the beginning of the fiscal year for that individual in concert with the Company's strategic goals and objectives and with each business unit's operating plan. These goals include, but are not limited to, return on equity, cash flow, increase in shareholder value, return on assets, increases in earnings per share and profitability in backlog. The Compensation Committee then determines the appropriate total compensation level for each senior officer based on the individual's performance measured against pre-established objectives for that year, the Company's overall performance, the performance of the relevant business unit for managers of that business unit and the survey data provided to the Company by the independent outside consultants.

    Measurable performance goals are established prior to each performance period for each executive under the Plan and are reviewed and certified by the Committee prior to determination of each individual's annual bonus. The amount of the annual bonus is determined by the Committee based on the individual and Company performances as well as the market data provided by the compensation consultants. For executives whose performance far exceeds goals, the bonus may exceed the percentile of market data. Executives whose performance meets or slightly exceeds their goals may receive a bonus between the 50th and 75th percentiles of market. To the extent that some executives do not meet their goals, bonuses may be reduced significantly below the 50th percentile or eliminated.

    For 1993, the Compensation Committee determined that the salary of Mr. Mellor was competitive with those of other chief executives within the industry and Fortune 500 companies of similar size. The Committee concluded that the Company had attained or exceeded its performance goals for 1993. The 1993 Company goals were substantially to increase the Company's return on equity and cash flow as well as to improve the performance of the operating units and sustain or increase the margin on active contracts for the Company as a whole. Another 1993 goal of primary importance was to maintain or increase total shareholder return. None of these goals played a more significant role than others in determining the compensation. Based upon the Company's successful performance of its 1993 goals, the Compensation Committee approved a bonus for Mr. Mellor of $1,350,000, slightly less than that awarded by the Compensation Committee to the Chief Executive Officer for 1992 performance.

    Effective January 1, 1994, the allowable deduction for federal income tax purposes of compensation paid by a publicly-held corporation to its chief executive officer and its other four most highly compensated executive officers employed at year end is $1,000,000 per executive per year. This limitation does not apply to performance-based compensation.

    The Committee and its compensation consultant have considered the implications of the law and proposed Internal Revenue Service regulations and have concluded that a middle-ground policy is appropriate with respect to this limit. The use of judgment and discretion has been a critical element of the Committee's executive compensation philosophy in the past, and the Committee believes it is in the best interests of the shareholders to maintain discretionary control over certain aspects of executive compensation in the future. In essence, the Committee believes that the judgmental assessment of the Company's performance and that of individual executives is critical with respect to effective executive compensation management. Because of the importance of judgment and discretion, certain aspects of executive compensation in the future might not qualify for deductibility under the law and the Company will forego a deduction for compensation expense. The Committee believes that the amount of the deduction foregone will be immaterial.

    In general, the Company's policy will be to attempt to structure a portion of executive compensation so that it meets the performance-based compensation exception to the $1,000,000 limit while maintaining discretionary control over other compensation.

    The Company has taken certain actions to attempt to qualify the awards made under the New Program as performance-based compensation. Because the plan under which the New Program awards were granted has been approved by the shareholders and is administered by a committee of outside directors, it is afforded transitional relief from some of the requirements which would otherwise have to be met. This transitional relief should be sufficient to qualify the Performance Stock Options, but the Committee has also amended that plan to limit the number of options which may be granted to any one executive to 500,000 annually. The stock based performance criteria are designed to qualify the Performance Restricted Stock.

    The appreciation in the value of the Company's Common Stock in the years 1991, 1992 and 1993 and the resulting increase of over 500% in total shareholder return are powerful evidence of the successful strategy of creating incentives for the management team and all employees to enhance shareholder value. This increase in shareholder value since year-end 1990 has significantly enhanced the potential value of the Restricted Stock and stock options to key executives.

    The Company's compensation program is designed to increase not only shareholder value but also to maintain reasonable costs for the Company's customers. This is evidenced by the fact that less than ten percent of the estimated value of total compensation to corporate officers during 1991, 1992 and 1993 was charged as costs under the Company's U.S. Government contracts,(1) and, therefore, payable by its U.S. Government customers.

    The following performance graphs compare the cumulative total shareholder return, assuming reinvestment of dividends, on the Company's Common Stock with the cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's Aerospace/Defense Index and the Standard & Poor's 500 Composite Stock Price Index (both of which include the Company), for the periods indicated.

(1) Only salary and bonus and the value of Restricted Stock on the date of grant, to the extent allowable under government contracts, are reimbursed to the Company by the government under those contracts. This percentage was derived by computing those costs which were determined to be allowable under the government contracts for fiscal years 1991, 1992 and 1993.

                          FIVE YEAR HISTORICAL PERFORMANCE
                          CUMULATIVE TOTAL RETURN BASED ON
                REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1988(1)

                                                                           S&P Aero-
       Measurement Period             General Dy-                        space/Defense
      (Fiscal Year Covered)             namics            S&P 500            Index
    1988                                        100               100               100
    1989                                         90               132               118
    1990                                         52               128               123
    1991                                        115               166               147
    1992                                        226               179               155
    1993                                        341               197               202

(1) Mr. Anders and his new management team began in January 1991.

                       THREE YEAR HISTORICAL PERFORMANCE
                        CUMULATIVE TOTAL RETURN BASED ON
                REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1990

                                                                           S&P AERO-
       MEASUREMENT PERIOD             GENERAL DY-                        SPACE/DEFENSE
      (FISCAL YEAR COVERED)             NAMICS            S&P 500            INDEX
1990                                            100               100               100
1991                                            219               130               120
1992                                            432               140               126
1993                                            653               155               164

    Over the 1991-1993 turnaround period, which began with Mr. Anders and his management team in January 1991, operating performance was dramatically improved, Company debt was substantially reduced, the financial condition of the Company was greatly strengthened, $2,500,000,000 was returned to shareholders through a tender offer and special distributions, the regular quarterly dividend was increased 140%, cash balances rose significantly and total shareholder return (including dividends) was 553%. In the judgment of the Compensation Committee, the incentive compensation program put in place in 1991 has achieved the challenging performance objectives set in 1991 for strengthening the Company for the benefit of its customers and employees and resulted in a marked increase in shareholder value.

    This report is submitted by the Compensation Committee, which is comprised of four outside directors.

                                                       Mr. Stein, Chairman
                                                       Mr. Ayers
                                                       Mr. Carlucci
                                                       Mr. Puckett

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

    The following table sets forth a summary of compensation for services in all capacities to the Company and its subsidiaries for 1993, 1992 and 1991 for the Chief Executive Officer, the next four most highly compensated executive officers of the Company at the end of 1993, an individual who was Chief Executive Officer during 1993, and another executive officer of the Company during 1993. This summary is supplemented by full statements describing each element of compensation contained later in this Proxy Statement.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM COMPENSATION
                                                                        ---------------------------------------------------------
                                        ANNUAL COMPENSATION                        AWARDS                        PAYOUTS
                               --------------------------------------   -----------------------------   -------------------------

                                                         OTHER ANNUAL   RESTRICTED      SECURITIES                    ALL OTHER
      NAME AND                                           COMPENSATION      STOCK        UNDERLYING         LTIP      COMPENSATION
 PRINCIPAL POSITION   YEAR      SALARY       BONUS(a)       (b)(c)      AWARD(a)(d)   OPTIONS/SARS(a)    PAYOUTS        (b)(e)
- ---------------------------------------------------------------------------------------------------------------------------------
WILLIAM A. ANDERS(f)  1993     $491,528     $  583,000    $1,087,231    $        0               0      $        0   $15,755,933
Chairman of the       1992      900,000      1,400,000     5,549,192             0               0               0        53,653
  Board               1991      800,000        700,000                   2,534,608         320,000       2,950,000

HARVEY KAPNICK(g)     1993     $298,679     $  451,000    $1,746,669    $        0               0      $        0   $ 9,052,176
Vice-Chairman         1992      650,000      1,100,000       824,371             0               0               0        52,654
of the Board          1991      426,923        550,000                   1,864,094         440,000       1,736,250

JAMES R. MELLOR       1993     $670,000     $1,350,000    $  757,388    $1,410,000         240,000      $        0   $12,121,770
President and         1992      700,000      1,100,000     2,052,614             0               0               0        51,704
Chief Executive       1991      650,000        550,000                   1,693,125         260,000       2,396,875
  Officer

NICHOLAS D.           1993     $350,000     $  325,000    $   28,645    $  658,000         100,000      $        0   $   753,044
  CHABRAJA(h)         1992            0              0             0     1,723,125               0               0             0
Senior Vice           1991            0              0                           0               0               0
President
and General Counsel

JAMES J. CUNNANE(i)   1993     $305,000     $  205,000    $  320,353    $        0               0      $        0   $ 4,703,324
Senior Vice           1992      335,000        205,000     2,452,910             0               0               0        23,658
  President           1991      310,000        165,000                     479,154         124,000       1,143,125
and Chief Financial
Officer

JAMES E. TURNER, JR.  1993     $356,000     $  400,000    $  459,494    $  564,000          90,000      $        0   $ 5,309,423
Executive Vice        1992      356,000        345,000       985,540             0               0               0        26,479
  President           1991      340,000        244,000                     737,074         136,000       1,253,751
and President,
Electric
Boat Division

ROGER E. TETRAULT     1993     $276,000     $  225,000    $  253,869    $  470,000          70,000      $        0   $ 3,231,096
Vice President and    1992      262,000        190,000       322,089             0               0               0        18,922
President, Land       1991      250,000        103,000                     248,889         100,000         250,000
  Systems
Division

- --------------------------------------------------------------------------------

(a) Bonus payments, awards of Common Stock subject to resale restrictions ("Restricted Stock") and stock options are reported with respect to the fiscal year for which the related services were rendered, or at the time of grant with regard to grants made upon commencement of employment, although the actual award may have been made in the succeeding year.
(b) In accordance with the transitional procedures set forth in the Securities and Exchange Commission release adopting the new executive compensation rules, the Company has not provided any information for the year 1991 in the "Other Annual Compensation" and "All Other Compensation" columns above for any fiscal year of the Company which ended prior to December 15, 1992.
(c) "Other Annual Compensation" is comprised of the following items: (i) non-cash items provided to management, including club memberships, financial planning services, special travel, accident and supplementary life insurance, and the use of the aircraft and automobiles owned or leased by the Company ("Perquisites"); (ii) amounts reimbursed for the payment of taxes; (iii) payment of dividend equivalents with regard to shares of Restricted Stock; and (iv) amounts paid out of the Special Distribution Account of each individual as explained hereinafter:
       On January 15, 1992, the shareholders of the Company approved an amendment to the Incentive Compensation Plan to permit the benefits of any special distributions to shareholders to also be received by holders of stock options and Restricted Stock. Special distributions made with reference to awards of Restricted Stock were placed in the Special Distribution Account of each individual employee owning shares of Restricted Stock and held in the Special Distribution Account until such time as the restrictions lapsed on the Restricted Stock. Special distributions with regard to stock options were reflected by decreasing the option exercise price according to a formula and crediting the excess to the Special Distribution Account. To the extent the amount in a Special Distribution Account exceeded 90% of the exercise price of a stock option, the excess was then paid to the optionee. During 1993, the Company declared three special distributions aggregating $50 per share (before the 100% stock dividend) to all shareholders of the Company. The amounts shown in this table include amounts distributed from the Special Distribution Account for each individual. These individuals received the same special distributions as all other shareholders of the Company as part of the Company's plan to return excess cash assets to shareholders.
     The amounts shown in this table also include the following: for Mr. Anders, Perquisites of $92,754, of which $58,997 relates to personal travel; and for Mr. Mellor, Perquisites of $62,168, of which $20,530 is for personal financial planning.
(d) The dollar value of awards of Restricted Stock is calculated by multiplying the price of the Company's unrestricted Common Stock on the date of grant by the number of shares of Restricted Stock awarded. All of the values reflected in the "Summary Compensation Table" are calculated as described above. As of December 31, 1993, Mr. Anders held a total of 131,520 shares of Restricted Stock with an aggregate market value of $6,136,237; Mr. Kapnick held no shares of Restricted Stock; Mr. Mellor held a total of 133,648 shares of Restricted Stock with an aggregate market value of $6,235,521; Mr. Chabraja held a total of 44,000 shares of Restricted Stock with an aggregate market value of $2,052,877; Mr. Cunnane held a total of 31,480 shares of Restricted Stock with an aggregate market value of $1,468,740; Mr. Turner held a total of 66,696 shares of Restricted Stock with an aggregate market value of $3,111,789; and Mr. Tetrault held a total of 32,020 shares of Restricted Stock with an aggregate market value of $1,493,935.
(e) Reflects (i) amounts contributed by the Company under its Savings and Stock Investment Plan and allocations to the Supplemental Savings and Stock Investment Plan (the "Salaried Plans"), (ii) payments by the Company for term life insurance, (iii) amounts representing cash distributions received by all shareholders of the Company which were deposited in but not paid out of Special Distribution Accounts [see footnote (c) above for a description of these accounts], and (iv) amounts paid or accrued pursuant to arrangements entered into in 1993 with executives who would be retiring or resigning from the Company during 1993 and arrangements with executives who would be remaining with the Company. See "Employment Agreements and Other Arrangements" on page 23 of this Proxy Statement.
     The amounts shown include the following: for Mr. Anders, $31,938 matching payments to Salaried Plans, $29 term life insurance premiums, $7,323,966 deposited in his Special Distribution Account in connection with special distributions made to all shareholders of the Company and also received by holders of awards of stock options and Restricted Stock, and $8,400,000 paid or accrued pursuant to the terms of an agreement dated March 17, 1993, covering the transfer of his duties and responsibilities as Chief Executive Officer in conjunction with his retirement from the Company and relieving the Company of certain obligations contained in Mr. Anders' 1989 employment agreement and his change-of-control agreement adopted by the Board of Directors in 1989 and given to Mr. Anders at the time he joined the Company in 1990; for Mr. Kapnick, $19,637 matching payments to Salaried Plans, $5,564 term life insurance premiums, $3,026,975 deposited in his Special Distribution Account in connection with special distributions made to all shareholders of the Company and also received by holders of awards of stock options and Restricted Stock, and $6,000,000 paid or accrued pursuant to the terms of an agreement dated March 17, 1993, concerning his retirement as an employee of the Company, pursuant to which Mr. Kapnick agreed to forego any rights under a change-of-control agreement adopted by the Board of Directors in 1989 and given to Mr. Kapnick at the time he joined the Company as an employee in 1991, and rights which he has to medical and life insurance, career assistance, pension extensions, severance benefits and business transaction awards; for Mr. Mellor, $41,954 matching payments to Salaried Plans, $9,393 term life insurance premiums, $5,870,423 deposited in his Special Distribution Account in connection with special distributions made to all shareholders of the Company and also received by holders of awards of stock options and Restricted Stock, and $6,200,000 paid or accrued pursuant to the terms of an agreement dated March 17, 1993, pursuant to which Mr. Mellor waived certain employee compensation rights, including any rights he may have had under a change-of-control agreement adopted by the Board of Directors and given to Mr. Mellor in 1989; for Mr. Chabraja, no matching payments to Salaried Plans, $3,044 term life insurance premiums, and $750,000 deposited in his Special Distribution Account in connection with special distributions made to all shareholders of the Company and also received by holders of awards of stock options and Restricted Stock; for Mr. Cunnane, $23,267 matching payments to Salaried Plans, $4,120 term life insurance premiums, $2,350,937 deposited in his Special Distribution Account in connection with special distributions made to all shareholders of the Company and also received by holders of awards of stock options and Restricted Stock, and $2,325,000 paid or accrued pursuant to the terms of an agreement dated March 16, 1993, and amended November 12, 1993 (in conjunction with Mr. Cunnane's retirement from the Company), pursuant to which Mr. Cunnane waived certain employee compensation rights, including any rights he may have had under a change-of-control agreement adopted by the Board of Directors and given to Mr. Cunnane in 1989; for Mr. Turner, $22,360 matching payments to Salaried Plans, $4,378 term life insurance premiums, $3,082,685 deposited in his Special Distribution Account in connection with special distributions made to all shareholders of the Company and also received by holders of awards of stock options and Restricted Stock, and $2,200,000 paid or accrued pursuant to the terms of an agreement dated March 17, 1993, pursuant to which Mr. Turner waived certain employee compensation rights, including any rights he may have had under a change-of-control agreement adopted by the Board of Directors and given to Mr. Turner in 1989; and for Mr. Tetrault, $16,957 matching payments to Salaried Plans, $2,400 term life insurance premiums, $1,811,739 deposited in his Special Distribution Account in connection with special distributions made to all shareholders of the Company and also received by holders of awards of stock options and Restricted Stock, and $1,400,000 paid or accrued pursuant to the terms of an agreement dated March 17, 1993, pursuant to which Mr. Tetrault waived certain employee compensation rights, including any rights he may have had under a change-of-control agreement adopted by the Board of Directors in 1989 and given to Mr. Tetrault when he joined the Company in 1991.
(f) William A. Anders retired as Chief Executive Officer on May 5, 1993, and as an employee of the Company on May 31, 1993. In 1993, Mr. Anders received a bonus equivalent to his 1992 bonus prorated for his months of service to the Company in 1993.
(g) Harvey Kapnick retired as an employee of the Company on May 31, 1993. In 1993, Mr. Kapnick received a bonus equivalent to his 1992 bonus prorated for his months of service to the Company in 1993.
(h) Nicholas D. Chabraja was elected on March 4, 1994, to the position of Executive Vice President of the Company.
(i) James J. Cunnane retired as Chief Financial Officer of the Company, effective December 17, 1993, and as an executive officer and employee of the Company effective December 31, 1993.

STOCK OPTION AWARDS

    Under its incentive compensation program the Company is authorized to award incentive stock options, meeting the applicable requirements of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options which do not qualify under Code requirements. The option price of all stock options shall not be less than 100% of the fair market value of the Common Stock on the date of the award. Stock options may be exercised for cash or Common Stock, or a combination of both, under procedures established by the Compensation Committee.

    The Compensation Committee is authorized to establish (i) the term of each stock option which, in the case of incentive stock options, shall not be more than ten years, (ii) the terms and conditions upon which and the times when each stock option shall be exercised, and (iii) the terms and conditions under which stock options may be exercised after termination of employment. All stock options granted prior to October 25, 1993, (except those which were issued in connection with the termination of and in substitution for benefits under the Gain/Sharing Plan as described in the Company's Proxy Statement dated March 28, 1991, and those described below) are awarded for terms of ten years and are exercisable in their entirety beginning 18 months after the date of the award. The term of the Gain/Sharing Plan options expires on December 2, 1996. The Compensation Committee cannot award stock appreciation rights.

    On October 25, 1993, the Compensation Committee of the Board of Directors approved the New Program consisting, in part, of Performance Stock Options. Fifty percent of the Performance Stock Options may be exercised on or after December 31, 1994, if and when the price of the Common Stock has attained and maintained $52.50 per share for 30 consecutive trading days anytime before or after December 31, 1994. The balance of the Performance Stock Options may be exercised on or after December 31, 1995, if and when the price of the Common Stock has attained and maintained $60 per share for 30 consecutive trading days anytime before or after December 31, 1995. For accounting reasons, the Performance Stock Options are exercisable 30 days before the end of their five-year term, whether or not the price targets have been met.

    The following table sets forth information with respect to stock options granted on October 25, 1993, to the named executives pursuant to the New Program.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL
                                                                                          REALIZABLE VALUE AT
                                                                                             ASSUMED ANNUAL
                                                                                          RATES OF STOCK PRICE
                                                                                              APPRECIATION
                                                INDIVIDUAL GRANTS                           FOR OPTION TERM
                            ---------------------------------------------------------   ------------------------
                                             PERCENTAGE
                                                 OF
                             NUMBER OF         TOTAL
                             SECURITIES     OPTIONS/SARS
                             UNDERLYING      GRANTED TO
                            OPTIONS/SARS    EMPLOYEES IN    EXERCISE OR    EXPIRATION
           NAME               GRANTED       FISCAL YEAR     BASE PRICE        DATE          5%           10%
- ----------------------------------------------------------------------------------------------------------------
WILLIAM A. ANDERS                    0           0.0%         $  0.00          --       $        0    $        0
HARVEY KAPNICK                       0           0.0             0.00          --                0             0
JAMES R. MELLOR                240,000          17.2            47.00        10/25/98    3,116,456     6,886,553
NICHOLAS D. CHABRAJA           100,000           7.2            47.00        10/25/98    1,298,523     2,869,397
JAMES J. CUNNANE                     0           0.0             0.00          --                0             0
JAMES E. TURNER, JR.            90,000           6.5            47.00        10/25/98    1,168,671     2,582,457
ROGER E. TETRAULT               70,000           5.0            47.00        10/25/98      908,966     2,008,578
- ----------------------------------------------------------------------------------------------------------------

    The following table sets forth information with respect to option exercises and year-end values during 1993 by the named executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                  OPTIONS/SARS            OPTIONS/SARS
                                                               AT FISCAL YEAR-END      AT FISCAL YEAR-END
                                   SHARES                    ----------------------   --------------------
                                 ACQUIRED ON      VALUE         EXERCISABLE(e)/         EXERCISABLE(e)/
             NAME                 EXERCISE     REALIZED(A)      UNEXERCISABLE(u)        UNEXERCISABLE(u)
- ----------------------------------------------------------------------------------------------------------
WILLIAM A. ANDERS                        0     $        0                  0(e)           $          0(e)
                                                                     320,000(u)             10,282,400(u)
HARVEY KAPNICK                           0              0                  0(e)                      0(e)
                                                                     240,000(u)              7,711,800(u)
JAMES R. MELLOR                          0              0                  0(e)                      0(e)
                                                                     500,000(u)              8,354,450(u)
NICHOLAS D. CHABRAJA                     0              0                  0(e)                      0(e)
                                                                     100,000(u)                      0(u)
JAMES J. CUNNANE                         0              0                  0(e)                      0(e)
                                                                     124,000(u)              3,984,430(u)
JAMES E. TURNER, JR.                     0              0                  0(e)                      0(e)
                                                                     226,000(u)              4,370,020(u)
ROGER E. TETRAULT                   79,400      2,801,335                  0(e)                      0(e)
                                                                     170,000(u)              3,213,250(u)
- ----------------------------------------------------------------------------------------------------------

(a) The value realized is computed by multiplying the difference between the exercise price of the stock option and the market price of the Common Stock on the date of exercise by the number of shares of Common Stock with respect to which the option was exercised.

RESTRICTED STOCK AWARDS

    The Company can award shares of Restricted Stock to participants in its Incentive Compensation Plan. Awards of Restricted Stock generally provide for restrictions to lapse over time. Holders of awards are entitled to vote the shares awarded and to receive dividends on the shares from the date the award of shares is made. On February 15, 1991, the Board, in order to incentivize the new management team to enhance shareholder value and in connection with the award of Restricted Stock, committed to make additional awards of Restricted Stock in 1992 and 1993 to certain of its key executives. At the Special Meeting of Shareholders held on January 15, 1992, the Compensation Committee was authorized to then issue in 1992 with respect to 1991 performance and in accord with the commitment of the Board of Directors made in February, 1991, the Restricted Stock committed to be awarded in 1992 and 1993. The Company made no awards of Restricted Stock to the Chief Executive Officer and the named individuals with respect to 1992.

    Awards of Performance Restricted Stock were made pursuant to the New Program on October 25, 1993. The Performance Restricted Stock has a feature which will increase or decrease the number of shares initially granted at twice the rate of the corresponding increase or decrease in the stock price from the date of grant to the end of each performance period. Fifty percent of the grant is earned on December 31, 1994, the end of the first performance period, and the balance is earned on December 31, 1995, the end of the second performance period. At the end of each performance period, the average price of Common Stock over the preceding 30 trading days (the "Average Price") will be compared to the price per share on the grant date. That difference will be multiplied by the number of shares of Performance Restricted Stock to be earned at the end of each performance period and the resulting product will be divided by the Average Price. The number of shares of Common Stock so determined will be added to (in the case of a higher Average Price) or subtracted from (in the case of a lower Average Price) the number of shares of Performance Restricted Stock to be earned at that time. Once the number of shares of Performance Restricted Stock has been adjusted, restrictions will continue to be imposed for a period of two years, at the end of which time all restrictions will lapse.

    For example, for a grantee who was to earn 1,000 shares of Performance Restricted Stock at the end of the first performance period, if the Average Price is $51.70 and the price on the date of grant was $47, then the $4.70 increase in the price will be multiplied by 1,000 and the $4,700 product so obtained will be divided by $51.70 so that the grantee will earn an additional 91 shares of Performance Restricted Stock. The 91 additional shares will be added to the 1,000 original shares. The restrictions will not lapse on the 1,091 shares until January 1, 1997.

    Performance Restricted Stock awards were made on October 25, 1993, as follows: Mr. Mellor-30,000 shares; Mr. Chabraja-14,000 shares; Mr. Turner-12,000 shares; and Mr. Tetrault-10,000 shares.

RETIREMENT PLANS

    The Company and its subsidiaries maintain retirement plans (the "Retirement Plans") for officers and other salaried employees. Active participants in the Retirement Plans numbered approximately 13,000 as of January 1, 1994 (excluding employees of operations which the Company has sold). Membership in the Retirement Plans is automatic for any eligible salaried employee not included in a unit where pensions are the subject of collective bargaining and who has completed one year of continuous service or who has attained age 40. The Retirement Plans are non-contributory. The amount of the Company's contribution for any individual member cannot be readily calculated because the contribution is based upon actuarial assumptions for the population as a whole.

    The Retirement Plans for salaried employees were amended, effective July 1, 1990, to adopt a benefit structure based upon final average pay in lieu of the prior career average pay formula. Upon retirement at the normal retirement age of 65, or at or after age 62 for participants with ten or more years of continuous service, a member of a Retirement Plan is entitled to the full normal monthly retirement benefit earned through the date of retirement. This monthly benefit will equal 1 1/3% of final average pay per year of Retirement Plan membership up to a maximum of 40 years of membership. "Final average pay" means the average of a member's highest consecutive 60 monthly base rates of pay received during the member's last 120 months of salaried employment as a Retirement Plan member. The compensation used in this average also includes 100% of the original value of any bonus awards (excluding the value of any stock options, Restricted Stock, Gain/Sharing Plan awards, or any previously granted long-term compensation awards) which have been earned out. See the "Summary Compensation Table" under the caption "Summary Compensation" above for the salary and bonus amounts earned by the Chief Executive Officer and the named individuals.

    Reduced retirement benefits are payable upon early retirement if a member retires between the ages of 55 and 62 with ten or more years of continuous service. Retirement benefits are fully vested when a member has completed five years of continuous service. The benefits under the final average pay formula are not subject to any reduction for social security or other offset amounts. The amount of benefits which may be paid under the Retirement Plans is limited by the Code. To the extent that any benefits accrued under the formulas in the Retirement Plans for salaried employees exceed those limitations, the excess is paid as an operating expense under a separate, unfunded, non tax qualified program. It has been assumed that each individual will continue as a Retirement Plan member until normal retirement date or the actual date of retirement and that current earnings will remain constant over this period. In addition, it has been assumed that each individual will elect to receive the benefit in the form of a single life annuity. The table below sets forth projected annual benefits payable at age 65 based upon earnings and years of credited service.

                               PENSION PLAN TABLE

                                      YEARS OF SERVICE
- --------------------------------------------------------------------------------------------
REMUNERATION        5            10           15           20           25            30
- --------------------------------------------------------------------------------------------
 $  450,000      $ 30,000     $ 60,000     $ 90,000     $120,000     $150,000     $  180,000
    500,000        33,333       66,667      100,000      133,333      166,667        200,000
    550,000        36,667       73,333      110,000      146,667      183,333        220,000
    600,000        40,000       80,000      120,000      160,000      200,000        240,000
    650,000        43,333       86,667      130,000      173,333      216,667        260,000
    700,000        46,667       93,333      140,000      186,667      233,333        280,000
    750,000        50,000      100,000      150,000      200,000      250,000        300,000
  1,000,000        66,667      133,333      200,000      266,667      333,333        400,000
  1,500,000       100,000      200,000      300,000      400,000      500,000        600,000
  2,000,000       133,333      266,667      400,000      533,333      666,667        800,000
  2,500,000       166,667      333,333      500,000      666,667      833,333      1,000,000
- --------------------------------------------------------------------------------------------

    As of January 1, 1994, the persons named in the "Summary Compensation Table" under the heading "Executive Compensation" were credited with the following years of service under the retirement plans: Harvey Kapnick, 2 years; James R. Mellor, 12 years; Nicholas D. Chabraja, 11 months; James J. Cunnane, 15 years; James E. Turner, Jr., 5 years; and Roger E. Tetrault, 2 years. Mr. Kapnick was 65 years old when he joined the Company and, as a result, became immediately vested. Mr. Kapnick was entitled to a lifetime retirement benefit equal to $41,021 per year, beginning June 1, 1993. In lieu thereof, Mr. Kapnick elected to receive and is being paid $5,888 per year as a ten-year certain benefit from the tax qualified General Dynamics Salaried Retirement Plan, and he was paid a lump sum benefit from the General Dynamics Supplemental Retirement Plan in the amount of $285,973.

    Effective July 1, 1993, salaried retirees age 65 or older who were then receiving retiree medical coverage began to receive a $94 per month pension improvement in lieu of the current post 65 retiree medical coverage. The retiree receives an additional $94 per month pension improvement for an eligible spouse. Current employees who retire at age 65 with at least ten years of credited service will also receive a $94 per month pension improvement at age 65. If the employee retires with less than ten years of continuous service or with a vested pension before age 55, a prorated pension improvement will be provided at age 65. The retiree will receive an additional amount equal to the amount received by the retiree for an eligible spouse.

    Mr. Anders retired on June 1, 1993. He did not participate in the Retirement Plan for salaried employees. In lieu thereof, salary continuation and retirement benefits were to be provided to him pursuant to his employment agreement entered into at the time he joined the Company, September 22, 1989 (the "Anders Employment Agreement"). Under this Agreement, Mr. Anders would have been entitled to an annual retirement benefit for life equal to the sum of $250,000 plus $2,315 per full month of service with the Company from the commencement of his employment on January 1, 1990, until the termination of his employment. He would have been entitled to an annual benefit of $344,909 commencing November 1, 1998 (age 65), or a reduced annual benefit of $279,375 commencing immediately. Mr. Anders had the right to convert his retirement benefit for life to certain alternative forms on an actuarially adjusted basis. However, Mr. Anders and the Company agreed that he would forego this retirement benefit, and in lieu thereof entered into a split-dollar life insurance arrangement with the Company. Under this arrangement, the Company has agreed to pay an annual premium equal to $250,000 to each of two insurance companies (a total of $500,000) for a period of ten years. The Company would then receive a reimbursement of all its premiums, a total of $5,000,000, at the end of 15 years. Since the Company will receive a reimbursement of the premiums it pays, the cost to the Company pursuant to this arrangement is equal to the interest that would have been earned on the annual premiums, which, calculated at eight percent over the fifteen years, is approximately $1,862,300. This amount is approximately the same as the present value of the joint and survivor annuity alternative of retirement benefits provided in Mr. Anders' employment agreement. During 1993, the Company recorded an expense of approximately $665,700 to amortize the cost of this benefit.

    Mr. Mellor has entered into an agreement with the Company to receive an enhancement to his retirement benefits with the result that his aggregate retirement benefit will total $300,000 per year. That amount is offset by any amounts he is to receive under the General Dynamics Salaried Retirement Plans. The agreement provides that if the Company's liability associated with providing this aggregate retirement benefit is less than $800,000, then he shall receive the difference as a lump sum payment within 30 days following the date on which Mr. Mellor begins to receive the benefit. If the actual liability to provide the additional benefit is greater than $800,000, General Dynamics will pay the difference. Assuming Mr. Mellor continues to be employed by the Company until June 1, 1995 (age 65), the present value of the additional benefit based on an eight percent interest assumption would be approximately $717,300. During 1993, the Company recorded an expense of approximately $262,500 to amortize the cost of this benefit to Mr. Mellor.

    Mr. Turner entered into an agreement with the Company dated September 1, 1988, providing him with an enhancement to his retirement benefit which is intended to ensure he receives a benefit equivalent to the one he would have received if he had continued to be covered by the defined benefit retirement plans maintained by his former employer, the Newport News Shipbuilding and Drydock Company (the "Newport News Plan"). The benefit is based on the formula in that plan reduced by benefits actually payable under the Newport News and General Dynamics Plans. Since Mr. Turner has received substantial increases in his compensation and commensurate increases in his retirement plan benefit accruals, Mr. Turner currently will not be entitled to any supplemental benefits pursuant to his employment agreement.

    Mr. Tetrault entered into an agreement with the Company dated July 3, 1991, to receive an enhancement to his retirement benefit which is intended to ensure he receives a benefit equivalent to the one he would have received had he continued to be covered under the Babcock and Wilcox Retirement Plan. The benefit is based on the formula in that plan reduced by benefits actually payable under the Babcock and Wilcox and General Dynamics Plans. In addition to this benefit, the agreement also provides for an additional annual lifetime benefit of $5,000 commencing at age 65. The present value of Mr. Tetrault's benefit, based on an eight percent interest rate and assuming he continues in service until his first opportunity to retire at October 1, 1996, is estimated to be equal to $267,000. During 1993, the Company recorded an expense of $17,700 to amortize the cost of this retirement benefit.

    The foregoing benefits for Messrs. Anders, Mellor, Turner and Tetrault are subject to the same level of risk as all other general unsecured obligations of the Company.

                  EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

TERMINATION OF CERTAIN BENEFITS

    In 1993, at the request of the Board of Directors, the Compensation Committee developed a program for executives who would be retiring or resigning from the Company in connection with the Company's downsizing that provided the Company with a waiver and release of those employees' rights under existing programs for insurance and other benefit policies, existing severance benefits, certain relocation allowances and change-of-control agreements in consideration for the Company's payment of an enhanced severance/early retirement package. For the executives who would remain with the Company, in exchange for the release of their rights under prior change-of-control agreements adopted by the Board of Directors in 1989, and in further consideration of their written commitment to remain with the Company in a given role for a defined period, these employees were to receive a payment to be made in installments. These agreements do not affect the employees' rights under Company Retirement Plans.

    For employees who separated from the Company, payments were in large part paid when the employee left the Company's employment, with a portion retained until the first anniversary of that date. For employees who remained with the Company, one-half of the payment was made upon execution of the agreement to remain with the Company and the remainder will be paid in 1995, usually upon the second anniversary of that agreement. The Company paid $34,000,000 to members of this group of employees in 1993 and will pay a total of approximately $12,000,000 to members of this group of employees in 1994 and 1995.

    Messrs. Anders, Kapnick, Mellor, Cunnane, Turner and Tetrault each entered into agreements, described below, with the Company.

EMPLOYMENT AND OTHER AGREEMENTS

    The Company entered into an agreement with Mr. Anders, dated March 17, 1993 (the "Anders Agreement"), concerning the transfer of his duties and responsibilities as Chief Executive Officer to Mr. Mellor and his retirement as an employee of the Company. Pursuant to the Anders Agreement, the Company has been relieved of certain obligations to Mr. Anders under his employment agreement with the Company, dated September 22, 1989 (the "Anders Employment Agreement"), and, in addition, Mr. Anders has agreed to forego any rights under a change-of-control agreement adopted by the Board of Directors in 1989 and given to Mr. Anders at the time he joined the Company in 1990 and rights which he had had to medical and life insurance, career assistance, pension extensions, severance benefits and business transaction awards. In consideration of the foregoing, Mr. Anders received $5,700,000, of which $5,500,000 was paid on June 30, 1993, and $200,000 will be held until May 31, 1994. In addition, $2,700,000 was paid to Mr. Anders on June 30, 1993, in satisfaction of the Company's obligation to Mr. Anders, under certain provisions of the Anders Employment Agreement, regarding payments due to him upon the termination of his employment after January 1, 1993. The Anders Agreement also provides for Mr. Anders to receive an annual fee of $100,000 for his service as Chairman of the Board of Directors. The Anders Agreement confirms Mr. Anders' commitment to provide consulting services to the Company for a ten-year period at no cost to the Company.

    The Company entered into an agreement with Mr. Kapnick, dated March 17, 1993 (the "Kapnick Agreement"), concerning his retirement as an employee of the Company. Pursuant to the Kapnick Agreement, Mr. Kapnick agreed to forego any rights under a change-of-control agreement adopted by the Board of Directors in 1989 and given to Mr. Kapnick at the time he joined the Company as an employee in 1991 and rights which he has to medical and life insurance, career assistance, pension extensions, severance benefits and business transaction awards. In consideration of the foregoing, Mr. Kapnick was paid $5,800,000 on June 30, 1993, and is to be paid $200,000 on May 31, 1994.

    In connection with his continued employment with the Company as President and his assumption of the duties of Chief Executive Officer, the Company entered into an agreement with Mr. Mellor, dated March 17, 1993 (the "Mellor Agreement"). Pursuant to the Mellor Agreement, Mr. Mellor's base salary was established at $670,000. In consideration for his waiver of certain employee compensation rights, including any rights he may have had under a change-of-control agreement adopted by the Board of Directors and given to Mr. Mellor in 1989 and in consideration of his remaining as an employee of the Company until at least December, 1995, Mr. Mellor received a payment of $3,100,000 upon execution of the Mellor Agreement and is to be paid another $3,100,000 on December 31, 1995.

    The Company entered into an agreement with Mr. Chabraja dated February 3, 1993, which was subsequently amended on December 22, 1993 (together the "Chabraja Agreement"). Pursuant to the Chabraja Agreement, Mr. Chabraja, who had been serving the Company as acting General Counsel since the retirement of Mr. Robert Duesenberg, effective December 31, 1992, agreed to serve as Senior Vice President and General Counsel. In consideration for entering into the Chabraja Agreement and remaining an employee of the Company at least through December 31, 1994, Mr. Chabraja received 30,000 shares of Restricted Stock on February 3, 1993. It was agreed that Mr. Chabraja would remain a partner of Jenner & Block and reside in Chicago, but devote substantially all of his time and attention to the business affairs of the Company. Additionally, it was agreed that Mr. Chabraja will not participate in any fees that Jenner & Block derives from its representation of the Company. On March 4, 1994, Mr. Chabraja was promoted to the position of Executive Vice President and elected a member of the Board of Directors of the Company.

    The Company entered into an agreement with Mr. Cunnane, dated March 16, 1993 (the "Cunnane Agreement"), concerning his continued employment as Senior Vice President-Finance and Administration of the Company. Pursuant to the Cunnane Agreement, Mr. Cunnane received certain payments in consideration for his waiver of certain employee compensation rights, including all rights he may have had under a change-of-control agreement adopted by the Board of Directors and given to Mr. Cunnane in 1989, and in consideration of his remaining an employee of the Company until at least March, 1995. The Cunnane Agreement was modified on November 12, 1993, in conjunction with Mr. Cunnane's resignation of employment with the Company, effective December 31, 1993. Mr. Cunnane received the following payments: $725,000 upon execution of the Cunnane Agreement; $1,125,000 on December 15, 1993; and

$275,000 paid in three equal installments from January through March of 1994. An additional $200,000 is to be paid on March 31, 1995.

    In connection with his continued employment with the Company as Executive Vice President and President, Electric Boat Division, the Company entered into an agreement with Mr. Turner, dated March 17, 1993 (the "Turner Agreement"). Pursuant to the Turner Agreement, in consideration for his waiver of certain employee compensation rights, including any rights he may have had under a change-of-control agreement adopted by the Board of Directors and given to Mr. Turner in 1989 and in consideration of his remaining as an employee of the Company until at least March 1995, Mr. Turner received a payment of $1,100,000 upon execution of the Turner Agreement and is to be paid another $1,100,000 on March 31, 1995.

    In connection with his continued employment with the Company as Corporate Vice President and President, Land Systems Division, the Company entered into an agreement with Mr. Tetrault, dated March 17, 1993 (the "Tetrault Agreement"). Pursuant to the Tetrault Agreement, in consideration for his waiver of certain employee compensation rights, including any rights he may have had under a change-of-control agreement adopted by the Board of Directors in 1989 and given to Mr. Tetrault when he joined the Company in 1991 and in consideration of his remaining as an employee of the Company until at least March 1995, Mr. Tetrault received a payment of $700,000 upon execution of the Tetrault Agreement and is to be paid another $700,000 on March 31, 1995.

                  TRANSACTIONS INVOLVING DIRECTORS AND OTHERS

    The following transactions relate to payments made in 1993 except as indicated.

    Material Service Corporation ("Material Service"), an indirect subsidiary of the Company, occupies storage facilities in space leased from CC Industries, Inc. ("CCI"). Payments for the rental of such storage space aggregated $78,442 in 1993. Material Service also provided $2,220 of printing and miscellaneous services to CCI in 1993.

    In 1993, Material Service paid Lemont Shipbuilding & Repair Company, a division of Exchange Building Corporation, which is a subsidiary of CCI ("Exchange"), $163,642 pursuant to fleeting service agreements. In 1993, American Envelope Company, a subsidiary of Exchange, paid Material Service $251 for printing services. Aurora Venture, a partnership in which University Exchange Corporation, a subsidiary of Exchange, has a 75% interest, paid $600 to Material Service in 1993 for sign board rent.

    During 1993, as in prior years, Freeman United Coal Mining Company, an indirect subsidiary of the Company, paid royalties to certain trusts under leases of coal lands as restated in 1964, the beneficiaries of which trusts include certain associates of Mr. Lester Crown, Mr. James Crown and Mr. Goodman. The portion of the royalties paid for the direct or indirect benefit of those associates was $2,892,074.

    Henry Crown and Company owns a Cessna Model 650 Citation III airplane. The Company and its subsidiaries use the airplane for corporate purposes and reimburse Henry Crown and Company for such use in accordance with Company policies regarding the use of corporate aircraft, which policies are consistent with applicable regulations. During 1993, the Company paid Henry Crown and Company $142,138 for corporate use of the airplane during 1992 and 1993, and Henry Crown and Company billed an additional $10,836 to the Company for corporate use of the airplane in 1993 which was paid during 1994. Material Service paid $17,514 to Henry Crown and Company in 1993 for use of the airplane, and Marblehead Lime

Company, a subsidiary of Material Service, paid $68,139 to Henry Crown and Company in 1993 for use of the airplane. Henry Crown and Company paid $4,941 to Material Service in 1993 for printing and miscellaneous services and Material Service paid $463 to Henry Crown and Company in 1993 for miscellaneous services.

    Mr. Lester Crown, a Director of the Company, is Chairman of the Board of Directors of CCI and President of Henry Crown and Company and Mr. James Crown, a Director of the Company, is a Vice President of both CCI and Henry Crown and Company and a general partner of Henry Crown and Company (Not Incorporated), a limited partnership (HC Co. Partnership). Charles H. Goodman, a Director of the Company, is a Vice President of both CCI and Henry Crown and Company. Mr. James Crown has an approximate 0.1% interest in HC Co. Partnership and is a beneficiary of various trusts, including a trust of which Mr. Lester Crown and Mr. Goodman are trustees, which have an approximate 8.5% interest in HC Co. Partnership. All of the stock of CCI and Henry Crown and Company is owned by HC Co. Partnership.

    The Company has engaged Mr. Carlucci, a Director, to provide advice to the Company in respect to alternatives available for the resolution, by settlement or otherwise, of the dispute now in litigation by the Company and McDonnell Douglas Corporation against the United States arising out of the termination of the U.S. Navy's A-12 program to develop a new advanced jet fighter. Mr. Carlucci is paid a quarterly retainer of $20,000, and is reimbursed for expenses incurred on behalf of the Company.

    Mr. Chabraja, a Director of the Company, is a Senior Partner of the law firm of Jenner & Block which has, since 1960, provided legal services to the Company. Mr. Chabraja's agreement with the Company provides that he will not participate in any revenues which Jenner & Block derives from its representation of the Company nor will Jenner & Block bill the Company for any time which Mr. Chabraja devotes to the Company's affairs. During 1993, Mr. Chabraja did, and he intends in 1994 to continue to, devote substantially all of his business time and attention to the affairs of the Company. In 1993, the Company paid Jenner & Block $12,721,447 for legal fees.

    In the opinion of management, the terms of the above transactions were at least as favorable to the Company as those available from unaffiliated parties.

                       SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors, on the recommendation of the Audit Committee, proposes that Arthur Andersen & Co. be selected as the independent auditors to audit the books, records, and accounts of the Company for 1994. The firm commenced auditing the books of the Company and its predecessor, Electric Boat Company, in 1949.

    Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF ARTHUR ANDERSEN & CO. SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR UNLESS SHAREHOLDERS DIRECT OTHERWISE.

                              SHAREHOLDER PROPOSAL

    The Company has been advised by the custodian of the New York City Employees' Retirement System ("TRS"), 1 Centre Street, New York, New York 10007-2341, owners of more than 2,000 shares of Common Stock, that they intend to present to the Annual Meeting the following:

THE PROPOSAL

WHEREAS, the New York City Employees' Retirement System is concerned about the long-term economic performance of the companies in which it owns stock, and

WHEREAS, the board of directors of a company is accountable to shareholders for the performance of management and the company, and TRS believes that a majority of directors should be independent of management, and

WHEREAS, the board of directors is meant to be an independent body elected by shareholders and is charged by law and by shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

WHEREAS, the board of directors should monitor the activities of management in the implementation of those policies for the best interest of shareholders, and

WHEREAS, the Company's interests can best be served by having directors who are independent of management and who represent a breadth of experience,

NOW THEREFORE, BE IT RESOLVED THAT: the shareholders request that the board of directors amend the By-Laws to provide that the board of directors consist of a majority of independent directors. For those purposes, an independent director is one who: (1) has not been employed by the company, or an affiliate, in an executive capacity within the last five years; (2) is not, and has not been, a member of a company that is one [sic] this company's paid advisors or consultants; (3) is not employed by a significant customer or supplier; (4) does not and did not have a personal services contract with the company; (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; (7) has not had any business relationship that would be required to be disclosed under Regulation S-K. We request that this by-law amendment be applied only to nominees for director at meetings subsequent to the 1994 annual meeting and that it not apply to incumbent directors.

STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE SHAREHOLDER PROPOSAL

    In light of the actions taken by the Board of Directors, as described below and in the Chairman's letter to the shareholders, the shareholder proposal is unnecessary. For the last two years, the shareholders of the Company did not vote in favor of the two nearly identical proposals submitted by the same proponents. The Board of Directors agrees with the general premise of the proposal, that the number of inside directors should be low. However, the proposal's definition of "independent director" is unduly restrictive and would disadvantage the Company in obtaining the advice and counsel of talented individuals. Therefore, your Board of Directors recommends that all shareholders vote AGAINST.

    In 1994, in view of the changes in the Company's management and structure, the Board of Directors of the Company is making changes in the composition of the Board which will further enhance management's accountability to the Board and the Board's accountability to the shareholders as described under the caption "Election of Directors."

    The Company has consistently followed a policy of adding to its Board of Directors eminently qualified non-employees whom the Company believes could provide substantial benefit and guidance to the Company. The Company's non-employee nominees being represented to this Annual Meeting include the following national government and military leaders: former Secretary of Defense, Frank C. Carlucci; former Chairman of the Joint Chiefs of Staff and current Chairman of the President's Foreign Intelligence Advisory Board, William J. Crowe, Jr.; and former U.S. Army Chief of Staff and NATO Supreme Allied Commander Europe, retired General Bernard W. Rogers. Also being nominated are distinguished business leaders. Upon election of the current nominees, only two of the Board's nine directors will be employees. It is hard to believe that any other composition of the Board of Directors could have exceeded the 534% total return (including dividends) over the 1991-1993 turnaround period. All shareholders, including TRS, were greatly benefitted by these results.

    In light of the foregoing and in view of the Board of Directors' belief that the definition of "independent director" in the proposal is excessively narrow and would disadvantage the Company in maintaining for its benefit the advice and counsel of talented individuals, your Board of Directors recommends a vote AGAINST the proposal.

RECOMMENDATION

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL. SHARES REPRESENTED BY THE PROXY WILL BE VOTED AGAINST UNLESS SHAREHOLDERS DIRECT OTHERWISE.

                              SHAREHOLDER PROPOSAL

    The Company has been advised by representatives of (i) the Loretto Literary & Benevolent Institution, Loretto Motherhouse, Nerinx, Kentucky 40049, owners of 200 shares of Common Stock, (ii) Glenmary Home Missioners (The Home Missioners of America), P. O. Box 465618, Cincinnati, Ohio 45246-5618, owners of 200 shares of Common Stock, and (iii) The Missionary Oblates of Mary Immaculate of the Central United States Province, 159 Moore Street, Lowell, Massachusetts 01852, owners of 11,800 shares of Common Stock, that they intend to present to the Annual Meeting the following:

THE PROPOSAL

    WHEREAS, the sudden and unplanned shift away from weapons procurement has resulted in defense industry plant closings nationwide as well as many thousands of worker layoffs;

    WHEREAS, civilian manufacturing is the cornerstone of the economic security of our nation;

    WHEREAS, economic conversion in a company or at a plant dependent upon defense contracts means the planned transfer of productive resources to more stable, diversified operations;

    WHEREAS, domestic and social programs receive continual federal cuts (in favor of military expenditures) causing decline in health care, eduction [sic], job training and affordable housing, contributing to loss of employee morale and increases in drug and crime problems;

    WHEREAS, in light of General Dynamics's dependency on military contracts, the growing citizen concerns and national policy shifts, we believe it in the best interests of our employees and shareholders to plan for economic conversion;

    THEREFORE BE IT RESOLVED: The shareholders request the Board of Directors to provide a comprehensive report describing our Company's plans for workers and facilities dependent upon defense contracts. The report should be available to shareholders on request, may omit proprietary information and be prepared at reasonable cost.

STATEMENT OF SUPPORT

    We believe the projected decline in arms procurement and weapons development is affecting all companies which bid on contracts for the Department of Defense -- the sales of the missile division to General Motors as just one example of the current defense economy. The report requested will demonstrate our Company's concern for shareholders, employees and the environment. We hope the report will include information responding to the following areas.

    1. Criteria used for decisions to continue weapons production and a summary of corporate policy on defense contracts and weapons manufacture.

    2. Policies and procedures for diversification of contracts, commercial as well as military.

    3. Summarize strategic planning process for studying environmentally sustainable civilian commercial directions including worker retraining, retooling of production facilities, identification of new products and markets and cooperation with local, state and Federal economic conversion programs.

    4. Brief descriptions of projects for which General Dynamics has applied for funding, for example, the federal Technology Reinvestment Project.

    5. Establishment of planning committees at each General Dynamics site dependent on defense contracts to work cooperatively with employees, members of the community and state agencies specializing in conversion planning.

    Nationwide, declines in earning, plant closings and worker layoffs are causing great hardships not only for the companies but for employees, their families and the communities involved. As shareholders, we hope to avoid this financial devastation and suffering by encouraging General Dynamics to be an innovative planner and responsible employer by demonstrating leadership in economic conversion. If you agree, please support this resolution by voting YES.

STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE SHAREHOLDER PROPOSAL

    Your Board of Directors feels very strongly that the shareholder proposal is contrary to the best interests of the Company, its employees, and shareholders, and recommends that all shareholders vote AGAINST.

    In our opinion, the proposal is totally political and ideological in nature, and is not proper for consideration at this shareholders' meeting. The proposal is being addressed in the wrong forum. The U.S. Constitution entrusts to our government the great responsibility of safeguarding the freedom of the people of this country. We believe further that it is the government's duty to determine what actions should be taken to meet that responsibility and, where the government believes that certain weapon systems are necessary to that end, it is our responsibility to develop and provide the systems when called upon because of our expertise.

    The purpose of the proposal is to put forth again this year, as in past years, the view of the proponents that your Company should withdraw from most of the businesses in which it is engaged. We believe that the conversion these proponents want would be enormously prejudicial to the interests of the Company, its employees, and all but the small group of shareholders who advocate these goals. More importantly, we believe that the Company's plan for the distribution of excess cash to shareholders permits them more effectively to redeploy those resources to other industries and thus contribute to America's economic growth, competitive strength and job creation. We believe this is the more appropriate method of converting defense industry assets to other uses.

RECOMMENDATION

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL. SHARES REPRESENTED BY THE PROXY WILL BE VOTED AGAINST UNLESS SHAREHOLDERS DIRECT OTHERWISE.

                         COMPLIANCE WITH SECTION 16(a)
                         OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who are holders of more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange, Inc. and to furnish the Company with copies of these forms.

    Based on its review of the copies of Forms 3, 4 and 5 submitted to the Company, the Company believes that all the officers, directors and persons who hold more than 10% of the Common Stock complied with all filing requirements.

                          SHAREHOLDER PROPOSALS - 1995
                            MEETING OF SHAREHOLDERS

    Any proposal of a shareholder intended to be presented at the Company's 1995 Annual Meeting of Shareholders must be received by the Company no later than November 30, 1994, in order to be considered for inclusion in the Proxy Statement and form of Proxy for that meeting.

                                 VOTE REQUIRED

    The nine nominees for election to the Board of Directors at the Annual Meeting who receive the greatest number of votes cast for Directors at that meeting, a quorum being present, shall become Directors. The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and voting on each shareholder proposal is required for the adoption of each shareholder proposal. Abstentions and broker non-votes will not be tabulated as negative votes on each shareholder proposal, but will be included in computing the number of shares present for purposes of determining the presence of a quorum for the Annual Meeting.

                             OTHER MATTERS THAT MAY
                            COME BEFORE THE MEETING

    As of the date of this Proxy Statement, the only matters expected to come before the meeting are those set forth above. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote Proxies on those matters in accordance with their best judgment.

                    SOLICITATION OF PROXIES AND COST THEREOF

    The cost of solicitation of Proxies will be borne by the Company. Solicitation will be made initially by mail. The Directors and officers and other employees of the Company may, without compensation other than their usual compensation, solicit Proxies by mail, telephone, telegraph, or personal interview. In addition, solicitation of brokerage firms, dealers, banks, voting trustees and their nominees will be made by the means described above by Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, at an anticipated cost of $17,000 plus certain out-of-pocket expenses. The Company will also reimburse brokerage firms, banks, voting trustees, nominees and other record holders for their out-of-pocket expenses in forwarding proxy material to the beneficial owners of Common Stock.

Falls Church, Virginia, March 30, 1994

    GENERAL DYNAMICS CORPORATION WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF ITS FORM 10-K REPORT THAT IS FILED ANNUALLY WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THIS REPORT FOR 1993 MAY BE OBTAINED UPON WRITTEN REQUEST TO E. ALAN KLOBASA, SECRETARY, GENERAL DYNAMICS CORPORATION, 3190 FAIRVIEW PARK DRIVE, FALLS CHURCH, VIRGINIA 22042-4523.

P                          GENERAL DYNAMICS CORPORATION
R
O                PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 4, 1994
X
Y           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
       THE CORPORATION.

            The undersigned hereby appoints WILLIAM A. ANDERS, JAMES R. MELLOR, and NICHOLAS D. CHABRAJA, and each of them, as proxy of proxies, with power of substitution, to vote all shares of Common
       Stock of GENERAL DYNAMICS CORPORATION which the undersigned is entitled to vote at the 1994 Annual Meeting of Shareholders, and at any adjournment thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting, all as more fully described in the Proxy Statement for said Annual Meeting.

       Nominees:  F.C. Carlucci, N.D. Chabraja, W.J. Crowe, Jr.,
                  J.S. Crown, L. Crown, C.H. Goodman,
                  J.R. Mellor, A.E. Puckett, B.W. Rogers.






                                                         SEE REVERSE
                                                            SIDE

/ X /  PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE.

     ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES NAMES ON THE FACE OF THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, FOR ITEM 2, AND AGAINST ITEMS 3 AND 4.

THE BOARD OF DIRECTORS RECOMMENDS              THE BOARD OF DIRECTORS
A VOTE FOR ITEMS 1 AND 2                       RECOMMENDS A VOTE AGAINST
                                               ITEMS 3 AND 4.
                 FOR    WITHHELD                     FOR   AGAINST  ABSTAIN                           FOR   AGAINST  ABSTAIN
1. Election of /    /   /    /    2. Selection of  /    /  /    /   /    /      3. The Shareholder /    /   /   /    /    /
   Directors:                        Arthur Andersen                               Proposal with
   (see reverse)                     & Co. as in-                                  regard to the
For all nominees listed              dependent auditors                            composition of
                                                                                   the Board of Directos.

                                                                                4. The Shareholder /    /  /    /   /    /
- ------------------------------------                                               Proposal with
                                                                                   regard to economic
                                                                                   conversion.








                                                                                   I will attend the metting and /    /
                                                                                   request an admission card.

                                                                                Please sign exactly as name appears hereon.
                                                                                Executors, administrators, turstees, etc.
                                                                                should so indicate when signing.


                                                                              ----------------------------------------------------

                                                                                                                             1994
                                                                              ----------------------------------------------------
                                                                               SIGNATURE(S)                           DATE
